UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number: 333-110100-16

               FIRST HORIZON ALTERNATIVE MORTGAGE SECURITIES TRUST
                 2004-AA3 (Exact name of registrant as specified
                                 in its charter)

                                4000 Horizon Way
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                               Irving, Texas 75063
                                  214.441.4000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

          First Horizon Alternative Mortgage Securities Trust 2004-AA3,
              Mortgage Pass-Through Certificates, Series 2004-AA3,
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             Class A-1, Class A-2, Class A-3, Class A-R, Class B-1,
                 Class B-2, Class B-3, Class B-4, Class B-5 and
                  Class B-6 (Title of each class of securities
                              covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]  Rule 12g-4(a)(2)(ii)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(1)(i)   [ ]  Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(1)(ii)  [ ]  Rule 15d-6           [X]

Approximate number of holders of record as of the certificate or notice date: 11
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      Pursuant to the requirements of the Securities Exchange Act of 1934, First Horizon Alternative Mortgage Securities Trust 2004-AA3 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 13, 2005                   By:/s/ Alfred Chang
                                           -------------------------------
                                           Alfred Chang, Authorized Person